(ESTEEM LOGO)
Electronic Systems Technology, Inc .	1999 Annual Report

1999 ANNUAL REPORT

(ESTEEM LOGO)

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

415 NORTH QUAY STREET, SUITE 4

KENNEWICK, WA 99336

(ESTEEM LOGO)
Electronic Systems Technology, Inc .	1999 Annual Report

Dear Shareholder,

Total revenues for fiscal year 1999 was $1,434,393 compared to 1998 revenues of $1,631,298, a decrease of 11%, due to a decrease in Federal sales. Net income before tax for 1999 was $52,301 as compared to $162,927 for fiscal year 1998. The major decrease in net income was due to decreased sales, increased marketing expenses for the Law Enforcement market, and new product development. Sales to our emerging Law Enforcement market was on track with Management's expectations. Management feels that this segment will be a continued growth market for the Company.

In 1999, we completed the new case development of our licensed narrow band 192 products. The new case packaging was done to decrease unit production costs and meet increasing environmental demands of industrial and law enforcement applications. The new case design will be fully incorporated into the 192- product line in 2000. In 1999, the Company also completed the development and introduced into production our Model 192S 2.4 GHz unlicensed spread spectrum product. This product has launched us into a new era of wireless data transmission with a RF data rate of 171,000 bps and approximate line-of-sight range of 10 miles. This compares with a RF data rate of 19,200 bps and a line- of-sight range of 5 to 10 miles on our licensed narrow band products. In addition to having the best performance, the Model 192S is now the lowest cost product in our wireless product line. From the design platform of the Model 192S will come a new product line that is Ethernet and Internet compatible, which will open doors to new markets that were unachievable with our earlier products.

As stated in past years our major interest is to continue the pursuit of listing the Company's stock on a major stock exchange. The Pacific Stock Exchange (PSE) is our major candidate due to their listing requirements. The majority of shareholders are aware of EST's stock appreciation that occurred in the 1st quarter of 2000. If this trend continues it will bring us closer to meeting this objective.

On the Company's web site, www.esteem.com, you will find a link to the Securities and Exchange Commission EDGAR web site where all of the Companies public filings can be found.

I would like to thank our long time and new shareholders for their continued support.

/s/ T.L. KIRCHNER

T.L. Kirchner

President

(ESTEEM LOGO)
Electronic Systems Technology, Inc .	1999 Annual Report

COMPANY PROFILE

Electronic Systems Technology, Inc. ("EST" or the "Company") specializes in the manufacturing and development of wireless modem products. The Company uses its research and development, manufacturing, and marketing efforts to produce and market the Company's line of ESTeem (TM) Wireless Modem products and accessories. The Company offers product lines, which provide innovative communication solutions for applications not served by existing conventional communication systems. The Company's products are offered in markets for process automation in commercial, industrial, and government arenas both domestically and internationally, and domestic markets for public safety communications infrastructure. The Company's product lines are marketed through direct sales, sales representatives, Original Equipment Manufacturers (OEM's) and domestic and foreign resellers.

The Company was incorporated in the State of Washington in February 1984, and was granted a U.S. Patent for the "Wireless Computer Modem" in May 1987, and Canadian patent in October 1988. In the past three years, the Company continues to improve its products to incorporate the latest technology and respond to customer needs and market opportunities. During 1999, the Company's development efforts concentrated on refining the new ESTeem 192S product line of spread spectrum, non-licensed radio frequency modems and bringing the product to market. The Company has continually expanded its customer base, particularly in the industrial control arena with efforts to team with all major programmable logic controller (PLC) hardware vendors. The Company has also been involved from time to time as a hardware provider for Government programs such as the Core Automated Maintenance System (CAMS) for the U.S. Air Force and Automatic Identification Technology (AIT) for the U.S. Army. In 1999, the Company expanded marketing ESTeem products for use in mobile data terminal applications by public safety entities, a marketing strategy began in 1998, and continued to participate in foreign and domestic Supervisory Control and Data Acquisition (SCADA), Industrial Automation, and Government marketplaces.

PRODUCTS AND MARKETS

EST's products provide communication links between computers, peripherals, and instrumentation controls using radio frequency waves. The Company's products are packet burst, VHF & UHF FM radio modems, operating in radio frequency bands of 72 to 76 Megahertz (MHz), 150 to 174 MHz, 400 to 420 MHz, 450 to 470 MHz, and 2.4 Gigahertz (GHz).

The ongoing proliferation of computer applications in business, industry and public service has created a dynamic environment of automation and networking which requires increasing amounts of data transfer. Prior to the invention of the ESTeem modem, the majority of data transfers used telephone modems or direct cable connections. These latter methods both have costly side effects. Telephone modems have a potentially expensive monthly charge for the use of telephone lines, and direct cable connections can have installation costs as much or more than the cost of the communication system. ESTeem wireless modem products provide a "Wireless Solution" by eliminating the need for conventional hardwiring and leased phone lines.

All of the ESTeem models ("ESTeems") come with industry standard asynchronous communications ports, giving users new dimensions to "Local Area Networking". As many as 253 devices can be interfaced on a single frequency. ESTeem wireless modems have over one hundred internal software commands, which are saved in non-volatile memory, allowing users to easily configure the unit for any application.

ESTeem Modems work on a packet burst communications concept. Packet systems, whether hardwired or radio, share the same principle of operation: data is taken from a standard RS-232C, RS-422 or RS-485 asynchronous port and is transmitted in "Electronic Packets". The size of the packet can be user defined from 1 to 2000 bytes of information, depending on model. Once a packet of data is formed, it is transmitted in a "burst," from one ESTeem modem to another ESTeem modem, hence the term "packet burst communications." ESTeem Modems provide data accuracy of greater than one part in 100 million. Internal Digi-Repeater features allow the user to increase operating range by relaying transmission through a maximum of three ESTeems to reach a destination ESTeem. An ESTeem can operate as an operating node, a repeater node, or both simultaneously, for added flexibility. Secure data communication is provided in the ESTeem products through use of proprietary technology and techniques, providing users of the products four definable security codes. If higher security is required, the ESTeem is compatible with asynchronous Data Encryption Standard (DES) encryption devices.

PRODUCT APPLICATIONS

Some of the major applications and/or industries for which the ESTeem products are being utilized are as follows:
Water and Waste Water Industry	Overhead Crane Control
Industrial Process Control	Shop Floor Manufacturing
Remote Data Acquisition (SCADA)	Intra-Office/Building Computer Networking
Law Enforcement/Public Safety

Power Utility	Federal
Oil/Gas Pipeline	Ground Mobile Communications
Material Handling	Ship to Shore Communications
Flight Line Maintenance

PRODUCT LINES

Model 192C. A licensed narrow band packet burst transceiver for commercial, industrial, and public safety applications operating in the 450 to 470 MHz spectrum. The digitally synthesized transceiver is field tunable over the operating band in 6.25 KHz steps. RF data rate is 19,200 bps @ 25 KHz channel spacing and 9,600 bps @ 12.5 KHz channel spacing. Standard RF output power is 2 watts (4 watts optional). Typical indoor and outdoor fixed base and mobile applications include point to point and point to multi-point digital data networking for distances to approximately 15 miles line-of-sight without the use of the digi-repeater option. Typical application uses for the ESTeem 192C are as follows:

Domestic: Industrial Automation, inventory control, public safety.

International: Telephone by-pass, and industrial automation.

Model 192F. A licensed narrow band packet burst transceiver for foreign market commercial, industrial automation, public safety and Federal (USA only) applications operating in the 400 to 420 MHz spectrum. The digitally synthesized transceiver is field tunable over the operating band in 6.25 KHz steps. RF data rate is 19,200 bps @ 25 KHz channel spacing and 9,600 bps @ 12.5 KHz channel spacing. Standard RF output power is 4 watts (2 watts optional). Typical indoor and outdoor fixed base and mobile applications include point to point and point to multi-point digital data networking for distances to approximately 15 miles line-of-sight without the use of the digi-repeater option. Typical application uses for the ESTeem 192F are as follows:

International: Telephone by-pass, industrial automation and inventory control.

Federal: Inventory and command control.

Model 192M. A licensed narrow band packet burst transceiver for foreign and domestic commercial, industrial automation, and public safety applications operating in the 150 to 174 MHz spectrum. The digitally synthesized transceiver is field tunable over the operating band in 6.25 KHz steps. RF data rate is 19,200 bps @ 25 KHz channel spacing and 9,600 bps @ 12.5 KHz channel spacing. Standard RF output power is 2 watts (4 watts optional). Typical indoor and outdoor fixed base and mobile applications include point to point and point to multi-point digital data networking for distances to approximately 15 miles line-of-sight without the use of the digi- repeater option. Typical application uses for the ESTeem 192M are as follows:

Domestic: Industrial automation, inventory control, and public safety.
International: Telephone by-pass, industrial automation and SCADA.

Model 192V. A licensed narrow band packet burst transceiver for foreign and domestic commercial and industrial applications operating in the 72 to 73 MHz spectrum (66 to 72 and 74 to 76 custom order). The digitally synthesized transceiver is field tunable over the operating band in 20 KHz steps. RF data rate is 19,200 bps @ 20 KHz channel spacing. Standard RF output power is 1 watt. Typical indoor and outdoor fixed base and mobile applications include point to point and point to multi-point digital data networking for distances to approximately 5 miles line-of-sight without the use of the digi-repeater option. Typical application uses for the ESTeem 192V are as follows:

Domestic: Industrial automation and inventory control.
International: Telephone by-pass and industrial automation.

Model 192S. A low cost unlicensed direct sequence spread spectrum transceiver for foreign and domestic commercial and industrial applications operating in the 2.4 GHz spectrum.. RF data rate is 171,000 bps. Standard RF output power is 1 watt. Typical indoor and outdoor fixed base and mobile applications include point to point and point to multi-point digital data networking for distances to approximately 10 miles line-of-sight without the use of the digi-repeater option. Typical application uses for the ESTeem 192S are as follows:

Domestic: Industrial automation and inventory control.
International: Telephone by-pass and industrial automation.
Federal: Inventory and command control.

Model 95. A low cost licensed narrow band packet burst transceiver for foreign and domestic commercial and industrial applications operating in the 72 to 73 MHz spectrum (66 to 72 and 74 to 76 custom order). The digitally synthesized transceiver is field tunable over the operating band in 20 KHz steps. RF data rate is 9,600 bps @ 20 KHz channel spacing. Standard RF output power is 1 watt. Typical indoor and outdoor fixed base and mobile applications include point to point and point to multi- point digital data networking for distances to approximately 5 miles line-of-sight without the use of the digi-repeater option. Typical application uses for the ESTeem 95 are as follows:

Domestic: Industrial automation and inventory control.
International: Telephone by-pass and industrial automation.
Federal: Inventory and command control.

ADDITIONAL PRODUCTS AND SERVICES

The Company sells various accessories that support its EST product lines. Accessories are purchased from other manufacturers and resold by EST to support the application of ESTeem modems. Antennas, power supplies and cable assemblies are examples of such items. The Company also provides Factory Services, such as repair and upgrade of ESTeem products. To assist in the application of ESTeem wireless modems the Company provides professional services, site survey testing, system start-up, and custom engineering services.

For operation in the United States, the ESTeem Radio Modems, require Federal Communications Commission (FCC) Type Acceptance. For operation in Canada, the ESTeem RF Modems require Industry Canada Type Acceptance. Of the Company's current production line, the ESTeem Models 192F, 192C, 192M, 192V, and 192S have applied for and have been granted type acceptance in the United States and Canada.

All ESTeem radio modem products, with the exception of the ESTeem 192S, nonlicensed, spread spectrum wireless modem, require consumer licensing under Part 90 of the FCC Rules and Regulations, which is applied for by the end user of the Company's products. The Company provides information to its customers to assist in the application for FCC consumer licenses.

PRODUCT DEVELOPMENT

The Company's products compete in the rapidly changing technology environment of the communications industry, where standards and technologies are subject to rapid and unexpected changes. This environment results in it being necessary for the Company to be continually updating and enhancing existing products, as well as developing new products in order to remain competitive. Research and Development expenditures for new product development and improvements of existing products by the Company for 1999 and 1998 were $171,658 and $139,675, respectively.

During 1999, the Company completed development and brought to market the ESTeem 192S, using spread spectrum, nonlicensed radio architecture to augment the Company's existing products. The Company's development efforts were also used to complete redesign of the outer case structure of the ESTeem products for both cost savings and performance enhancement, to fully be implemented during 2000. Initial research and development was commenced on a wireless modem using Ethernet interface protocol, intended for completion during 2000, to take advantage of perceived market opportunities for this type of product. The Company plans on continued research and development expenditures and to undertake new development and improvement projects, as they become necessary.

MARKETING STRATEGY

The majority of the Company's products are sold and distributed directly from the Company's facility through direct sales to end users of the ESTeem products. The remainder of the Company's sales are through non- exclusive, non-stocking Resellers. Normally, seventy percent of the Company's products are distributed through direct sales and thirty percent are through Resellers. Customers generally place orders on an "as needed basis". As of December 31, 1999, the Company had a backlog of $87,000.

During 1999, the Company continued to advertise in trade publications specifically targeted at users of control, instrumentation, and automation systems worldwide, and public safety entities domestically. The Company's advertising is primarily targeted toward potential customers using Programmable Logic Controllers (PLCs). There are approximately twenty-five major PLC manufacturers worldwide. The Company also attends tradeshows each year specifically targeted toward the customers and markets in which it sells products. During 2000, the Company intends to continue marketing strategies targeted at existing markets of industrial controls and Mobile Data Computers for public safety networks. The Company maintains an Internet web site to provide easy access to product and technical information for both present and potential customers of the Company's products. The Company provides technical support and service for its products through phone support, field technicians, and Internet sources. The Company believes high quality customer and technical support is necessary and vital to its business and the markets in which it competes. To maintain this high level of customer support the Company has in the past, and will continue in the future, to make investments and expenditures in support of its customer service programs.

The Company is continuing marketing activities directed towards all branches of the U.S. Government, including United States Armed Services. Examples of projects the Company's products are included in are; flight-line maintenance for the United States Air Force, flight-line lighting for the United States Navy, command and inventory control for the United States Marine Corps, and the Automatic Identification Technology program for the United States Army. Sales to the U.S. Government are administered primarily through the Company's General Services Administration (GSA) contract. This contract is a fixed price, indefinite quantity and delivery agreement.

Competition for the Company is variable according to the market of the communications industry in which its products are established or are entering. Due to the broad number of applications in which the Company's products perform, there are a resulting broad number of competitors in the electronics and communications industry. All of the markets in which the Company's products are sold are highly competitive. Management believes the ESTeem products compete favorably in these markets because of performance, price, and adaptable to a wide range of applications. The Company's major limitation in competing with other manufacturers is a limited marketing budget.

MARKET INFORMATION FOR THE COMPANY'S COMMON STOCK

There is no established market for trading the Common Stock of the Company. The Common Stock is not regularly quoted in the automated quotation system of a registered securities system or association. The Common Stock of the Company is traded on the "over-the-counter" market and is listed on the electronic bulletin board under the symbol of "ELST". The following table illustrates the average high/low price of the Common Stock for the last two (2) fiscal years. The "over-the-counter" quotations do not reflect inter-dealer prices, retail mark-ups, commissions or actual transactions.
	Bid		Ask
	High	Low	High	Low
Fiscal year ended December 31, 1999
First Quarter	0.375	0.2813	0.5313	0.2813
Second Quarter	0.4063	0.34	0.50	0.34
Third Quarter	0.35	0.34	0.4375	0.35
Fourth Quarter	0.36	0.35	0.4063	0.35
Fiscal year ended December 31, 1998
First Quarter	3/8	0.26	0.44	0.32
Second Quarter	19/32	3/8	11/16	7/16
Third Quarter	1/2	1/4	9/16	7/16
Fourth Quarter	11/32	1/4	7/16	11/32

The above data was compiled from information obtained from the National Quotation Bureau, Inc. daily quotation service.

The approximate number of record holders of common stock of the Registrant as of February 1, 2000 was 580 persons/entities.

Electronic Systems Technology Inc. paid non-cumulative, cash distributions on July 9, 1999, July 9, 1998 and July 11, 1997, respectively, each equivalent to $0.01 per outstanding share. The Company has never paid a cash dividend, and any such dividend undertaken by the Company will be solely at the discretion of the Board of Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's discussion and analysis is intended to be read in conjunction the Company's audited financial statements the integral notes thereto. The following statements may be forward- looking in nature and actual results may differ materially.

RESULTS OF OPERATIONS

GENERAL: The Company specializes in the manufacturing and development of wireless modem products. The Company offers a product line which provide innovative communication solutions for applications not served by existing conventional communication systems. The Company offers product lines in markets for process automation in commercial, industrial and government arenas domestically, as well as internationally, and domestically to public safety entities for mobile data computer terminal applications. The Company markets its products through direct sales, sales representatives, and domestic, as well as foreign, resellers. Operations of the Company are sustained solely from revenues received through sales of its products and services.

FISCAL YEAR 1999 vs. FISCAL YEAR 1998

GROSS REVENUES: Total revenues for the fiscal year 1999 were $1,434,393 reflecting an 11% decrease from $1,631,298 gross revenues for fiscal year 1998. The decrease is attributable primarily to decreased product sales in 1999, of $1,239,390 as compared to 1998 sales of $1,485,381, reflecting a decrease of 17%. The product sales decrease during 1999 is primarily the result of decreased sales to U.S. Government, and foreign market segments. The Company also reduced the selling price of the ESTeem modem products to both distributors and end users during 1999, but Management believes the overall effect of this price reduction on sales revenues during 1999 was minimal, and that the majority of the decreased sales revenues was due to decreased U.S. Government sales.  Management believes the decrease in U.S. Government sales revenue was the result of lack of U.S. Government funding for, or discontinuance of, programs using the Company's products. As the Company has stated previously, the uncertain nature of U.S. Government purchasing, makes prediction and planning of revenues to be received from the U.S. Government difficult to predict, and there can be no guarantee that sales to the U.S. Government will return to previous levels.

In 1999, a majority of the Company's domestic sales were for industrial automation applications. An example of an industrial automation application is a city's water treatment operation. It is Management's opinion that these industrial automation applications will continue to provide the largest portion of the Company's revenues in the foreseeable future. The Company's domestic sales were also augmented by sales of the Company's products for mobile data computer systems to public entities, which accounted for 40% of the Company's domestic sales during 1999. An example of a mobile data computer system for a public entity is a local area network (LAN), between a police department computer dispatch center and the police departments individual police vehicles.

During 1999, the Company had $133,025 in foreign export sales, amounting to 10% of gross product and service sales for the year. For year-end 1998, foreign export sales were $214,396, or 14% of gross product sales for the year. It is Management's belief that foreign sales decreased due to the result of increased competition in foreign industrial automation markets. Products purchased by foreign customers were used primarily for use in industrial automation projects. Management believes the majority of foreign export sales are due to EST distributor efforts and the Company's Internet website presence. The geographic compositions of the Company's foreign export sales for 1999 and 1998 are shown in Note 6 to the Financial Statements. (See Note 6 to Financial Statements.)

In 1999 products purchased by U.S. Government agencies or by U.S. Government contractors amounted to $46,739 or 3%, of gross product sales compared with 1998 levels of $423,923, or 27%, of gross product sales. During 1999, Products purchased by the U.S. Government were utilized primarily in PC to PC (Personal Computer) networking. Management believes the decrease in U.S. Government sales revenues was the result of lack of U.S. Government funding for, or discontinuance of, programs using the Company's products. The uncertain nature of U.S. Government purchasing, makes prediction and planning of revenues to be received from U.S. Government difficult to predict.

As of December 31, 1999, the Company had a backlog of $87,000. The Company's customers generally place orders on an "as needed basis". Shipment for most of the Company's products is generally made within 5 to 10 working days after receipt of customer orders.

COST OF SALES: Cost of Sales, as a percentage of gross sales, for the years of 1999 and 1998 was 51% and 47%, respectively. The cost of sales variation for 1999 is the result of the Company reducing sales prices of the ESTeem products during 1999, and the product mix of items sold during 1999 having a higher cost than 1998.

INVENTORY: The Company's year- end inventory values for 1999 and 1998 were as follows:

	1999	1998

Parts	$256,334	$229,903
Work in Progress	52,279	--
Finished goods	48,877	155,462
TOTAL	$357,490	$385,365

The Company's objective is to maintain inventory levels as low as possible to provide maximum cash liquidity, while at the same time, meet production and delivery requirements. If the Company's sales are less than anticipated, inventory over-stocking can occur. Some parts are maintained at high levels to assure availability to meet production requirements, and accordingly, account for a significant portion of the inventory dollar amount. Based on past experience with component availability, current distributor relationships, and current inventory levels, the Company does not foresee shortages of materials used in production, and the Company has been able to procure parts on a timely basis as of the date of this report. However this cannot be guaranteed in the future and if shortages were to occur material interruption of production and consequently product delivery to customers could occur.

For year-end 1999, purchases and costs allocated to cost of goods sold were $605,240 as compared to $758,870 in 1998. The decrease in purchases and allocated costs is a result of decreased purchases by the Company during 1999 due to lower than expected sales volume during most of the year. Also when compared with 1998, more of the Company's salaries and wages expense that was previously classified as manufacturing support, were in 1999 allocated to research and development projects and engineering projects ultimately billed to customers.

OPERATING EXPENSES: Operating expenses, prior to allocation of expenses to Cost of Sales and Engineering Services, increased to $907,953 in 1999, from 1998 levels of $885,416. Material changes in expenses are comprised of the following components: Advertising expenses decreased to $10,970 in 1999 from 1998 levels of $37,149 due to continued reduced advertising frequency by the Company during 1999. Supplies and materials expenses increased during 1999 to $21,875 in 1999, from $15,568 in 1998 due to increases in research and development projects requiring such material. Professional services increased to $69,785 from 1998 levels of $66,210 due to increased subcontracted engineering services and year-end audit fees. Printing expenses increased to $15,220 during 1999 from 1998 levels of $7,082 primarily due to the redesign of the Company's brochure items and increased marketing mailings by the Company. Repair and maintenance expenses decreased in 1999 to $12,826 as compared to $18,259 in 1998, due to decreased equipment repairs.

Salaries increased to $503,156 in 1999, from 1998 levels of $467,118, due to increased wages paid to engineering services employees, wages paid on a commission basis based on engineering service revenues during 1999, and planned wage increases for Company employees. Travel expenses for the Company increased to $56,292 during 1999 from 1998 levels of $50,847 due to increased travel expenses related to engineering services and increased marketing trips by the Company. The Company incurred bad debt expense of $1,155 during 1999 and did not incur any such expense during 1998.

FISCAL YEAR 1998 vs. FISCAL YEAR 1997

Total revenues for the fiscal year 1998 were $1,631,298 reflecting a 10% increase from the $1,476,487 gross revenues for fiscal year 1997. The increase is attributable to increased product sales in 1998, of $1,485,381 as compared to 1997 sales of $1,337,303, representing an increase of 11%. During 1998 the Company had increased sales to U.S. Government contractors, which accounted for the majority of increased sales revenues. Management believed the increase in U.S. Government sales revenues was the result of unexpected contract purchases, and due to the uncertain nature of U.S. Government purchasing patterns, that a continuation of U.S. Government sales revenues like those experienced in 1998 could not be guaranteed.

In 1998, the Company had $214,396 in foreign export sales, amounting to 14% of gross product and service sales for the year. For year-end 1997, foreign export sales were $340,423, or 24% of gross product sales for the year. It is Management's belief that foreign sales decreased due to the result of economic downturns experienced in Asia and South America, and 1998 performance being compared with the strong 1997 foreign export year of $340,423, or 24% of product sales for the Company, which historically amounts to 15% to 20% of the Company's product sales. Products purchased by foreign customers were used primarily for use in industrial automation projects. The geographic compositions of the Company's foreign export sales for 1998 are shown in Note 6 to the Financial Statements. (See Note 6 to Financial Statements.)

During 1998 products purchased by U.S. Government agencies or by U.S. Government contractors amounted to $423,923 or 27%, of gross product sales compared with 1997 levels of $250,840, or 18%, of gross product sales. Management believed the increase in U.S. Government sales revenues during 1998 was the result unexpected contract purchases, and due to the uncertain nature of U.S. Government purchasing patterns, that a continuation of U.S. Government sales revenues like those experienced in 1998 could not be guaranteed. Management does not base liquidity, profitability, or material purchase projections on anticipated U.S Government sales. Products purchased by the U.S. Government during 1998 were utilized in inventory control, PC/PC (Personal Computer) networking and command control.

Cost of Sales, as a percentage of gross sales, for 1998 and 1997 was 47% and 43%, respectively. The cost of sales variation for 1998 is the result of the Company having more discounted sales through distributors and U.S. Government contracts, and a product mix of items sold with a higher cost than 1997.

For 1998, purchases and costs allocated to cost of goods sold were $758,870 as compared to $492,985 in 1997. The increase is a result of increased purchasing by the Company in 1998 to respond to large U.S. Government orders late in the year, and increased manufacturing salaries and wages, when compared with 1997.

Operating expenses, prior to allocation of expenses to Cost of Sales and Engineering Services, increased to $885,416 in 1998, from 1997 levels of $813,364. Material changes in expenses are comprised of the following components: Advertising expenses decreased to $37,149 in 1998 from 1997 levels of $51,935 due to reduced advertising frequency by the Company in 1998. Supplies and materials expenses decreased to $15,568 in 1998, from $22,079 in 1997 due to decreased research and development projects requiring such material. Professional services increased to $66,210 from 1997 levels of $56,215 due to increased subcontracted engineering services for research and development projects during 1998. Repair and maintenance expenses increased in 1998 to $18,259 as compared to $10,759 in 1997, due to increased equipment repairs, and scheduled facilities maintenance.

Salaries increased to $467,118 in 1998, from 1997 levels of $408,840, due to addition of manufacturing labor and a sales manager for the Company's Mobile Data Computer program. Travel expenses for the Company increased to $50,847 from 1997 levels of $36,804 due to increased marketing trips by the Company. The Company did not incur bad debt expense during 1998 or 1997.

The Company's cash resources at December 31, 1998, including cash and cash equivalent liquid assets, were $1,426,381, reflecting an decrease from cash resources of $1,466,760 for year end 1997. The decrease in cash resources at year end 1998 is the result of increased inventory expenditures by the Company, increased year end accounts receivable levels yet to be converted to cash, and deposits for ESTeem case mold manufacturing, when compared with year-end 1997. Cash flows from operating activities were provided by net income of $162,927, and depreciation of $31,630. Cash flows were offset primarily by increases in accounts receivable of $112,407, inventory of $66,238, deposits paid for ESTeem case molds of $26,250, additions to property plant and equipment of $11,021, cash distributions paid by the Company of $49,537.

LIQUIDITY AND CAPITAL RESOURCES

The Company's revenues and expenses resulted in net income of $52,301 for 1999, reflecting a 68% decrease from the $162,927 net income of 1998.   The reduction in net income is due to reduced sales revenues during 1999, which management believes was primarily due to a reduction in U.S. Government sales.  The Company also reduced the selling price of the ESTeem modem products to both distributors and end users during 1999, which Management feels had minimal impacts on sales revenues and net income during 1999, when compared with the overall reduction in U.S. Government sales.   At December 31, 1999, the Company's working capital was $2,090,155 compared with $2,119,569 at December 31, 1998. The decrease in working capital is primarily attributable to decreases in accounts receivable and inventory when compared with year-end 1998. The Company's operations rely solely on the income generated from sales. The Company's major capital resource requirements are maintaining inventory levels adequate for production and payment of employee salaries. Long lead times for some of the critical components, ranging from 12 to 28 weeks, require the Company to maintain high inventory levels. It is Management's opinion that the Company's working capital as of December 31, 1999 is adequate for expected resource requirements for the next twelve months.

The Company's current asset to current liability ratio at December 31, 1999 was 34.2:1 compared to 25.3:1 at December 31, 1998. The increase in current asset ratio is the result of the Company having no federal income tax liability and reduced trade accounts payable levels at the end of 1999 when compared with year-end 1998.

The Company's cash resources at December 31, 1999, including cash and cash equivalent liquid assets, were $1,624,728, reflecting an increase from cash resources of $1,426,381 for year end 1998. The increase in cash resources at year end is the result of timing differences in sales and collection cycles, when compared with year-end 1998, which included high sales revenues late in the fourth quarter of the year, which remained to be collected at year-end. Cash flows from operating activities were provided by the Company's net income of $52,30. Cash flows were offset primarily by increases, additions to property plant and equipment of $65,508 and cash distributions paid by the Company of $49,537.

The Company's trade accounts receivable, adjusted for allowance for uncollectible accounts, at December 31, 1999, were $154,788, compared to $381,386 at year-end 1998. The decrease is attributable to year-end 1999 being compared with heavy late fourth quarter sales experienced in 1998. Management believes that all of the Company's accounts receivable as of December 31, 1999, are collectible.

The Company believes the level of risk associated with customer receipts on export sales is minimal. Foreign shipments are made only after payment has been received, irrevocable letter of credit terms have been pre-arranged, or on Net 30 terms to foreign offices of domestic companies with which the Company has an existing relationship. Foreign orders are generally filled as soon as they are received, therefore, foreign exchange rate fluctuations do not impact the Company.

Inventory level as of December 31, 1999, was $357,490, reflecting a decrease from December 31, 1998, levels of $385,365. The decrease in inventory is due conservative purchasing by the Company during lower than expected sales months during the year and strong fourth quarter sales revenues decreasing existing inventory items.

Capital expenditures during year 1998 amounted to $65,508, primarily for research/development and manufacturing equipment and computer upgrades. The Company intends on investing in additional capital equipment as it is deemed necessary to support development and/or manufacture of the ESTeem Modem.

As of December 31, 1999, the Company's current liabilities were $62,963, decreased from1998 year-end levels of $87,140. The decrease is due to the lack of federal income taxes payable and decreased levels of trade accounts payable at year-end 1999. All of the Company's accounts payable at year-end were current. The Company recognized Deferred Income liability of $25,017 at year-end 1998 for a public safety communications project, with the liability representing the amount of the contract billed to the customer, but performed during the first quarter of 1999.

The Company's Automated Identification Technology (AIT) subcontract with INTERMEC was a five-year indefinite delivery, indefinite quantity, fixed price contract in place through the end of September 1999. It is Management's opinion that the AIT subcontract contract has not been renewed by INTERMEC due to restructuring of the AIT program and subsequent contracts awarded to INTERMEC.

The Company has a General Services Administration (GSA) contract to sell goods to the U.S. Government. This contract is a fixed price, indefinite quantity and delivery agreement. The current contract runs through February 2004. Projections regarding liquidity, profitability, and material purchases are based on past history of annual purchases. Due to the uncertain nature of Federal Government purchasing, procurement of material and production planning is adjusted quarterly based on demand. It is Management's opinion that the majority of Federal Government purchases in 2000 will be pursuant to the Company's GSA contract.

The Company's operations were not adversely effected by inflation during 1999. No adverse affect is anticipated during 2000.

FORWARD LOOKING STATEMENTS: The above discussion may contain forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, among other factors that could cause actual results to differ materially are the following: competitive factors such as rival wireless architectures and price pressures; availability of third party component products at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; change in product mix, and risk factors that are listed in the Company's reports and registrations statements filed with the Securities and Exchange Commission.

INDEX TO FINANCIAL STATEMENTS

ACCOUNTANTS' REPORT ON THE FINANCIAL STATEMENTS	1
BALANCE SHEETS	2-3
STATEMENT OF OPERATIONS	4-5
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY	6
STATEMENT OF CASH FLOWS	7-8
NOTES TO FINANCIAL STATEMENTS	9-20

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Electronic Systems Technology, Inc.

415 N. Quay - Suite 4

Kennewick, WA 99336

We have audited the accompanying balance sheets of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

ROBERT MOE & ASSOCIATES, P.S.

Spokane, Washington

February 7, 2000

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS
December 31, 1999 and 1998

ASSETS
	1999	1998
CURRENT ASSETS
Cash	$ 6,650	$ 6,642
Money market investment	643,642	297,122
Certificate of Deposit	974,436	909,506
Commercial paper	-	213,111
Accounts receivable, net of allowance for uncollectibles of $1,284 - 1999, and $1,284 - 1998	154,788	381,386
Inventory	357,490	385,365
Accrued interest	5,415	7,888
Prepaid insurance	4,048	4,177
Prepaid expenses	1,604	1,025
Prepaid federal income taxes	5,045
Deferred tax asset	-	487
Total current assets	2,153,118	2,206,709

PROPERTY & EQUIPMENT
Leasehold improvements	13,544	13,544
Laboratory equipment	316,831	307,892
Furniture & fixtures	16,173	16,173
Dies & molds	77,396	20,827
	423,944	358,436
Less accumulated depreciation	278,821	246,122
	145,123	112,314
OTHER COSTS
Patent costs, net of amortization of $1,562 - 1999,
and $1,453 - 1998	715	824
Deposits	340	26,590
Capitalized software costs of $72,620 - 1999 net of
amortization of $64,201; $68,895 - 1998, and net of
amortization of $61,187	8,419	7,708
	9,474	35,122
TOTAL ASSETS	$ 2,307,715	$ 2,354,145

 The accompanying notes are an integral part of this statement

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS
December 31, 1999 and 1998

LIABILITIES AND STOCKHOLDERS' EQUITY
	1999	1998
CURRENT LIABILITIES
Accounts payable	$ 36,607	$ 52,386
Accrued payroll	2,622	2,720
Accrued payroll taxes	1,330	1,143
Accrued excise taxes payable	7,178	681
Accrued vacation pay	14,410	15,700
Deferred taxes payable	816
Federal income taxes payable	-	14,510
Total current liabilities	62,963	87,140

DEFERRED INCOME	-	25,017

STOCKHOLDERS' EQUITY
Common stock $.001 par value 50,000,000 shares
authorized, 4,953,667 - 1999, and 4,953,667 - 1998
shares issued and outstanding	4,954	4,954
Additional paid-in capital	894,129	894,129
Retained earnings	1,345,669	1,342,905
	2,244,752	2,241,988
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,307,715	$ 2,354,145

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF OPERATIONS
For the years ended December 31, 1999, 1998 and 1997

	1999	1998	1997
SALES	$ 1,239,390	$ 1,485,381	$ 1,337,303

COST OF SALES
Beginning inventory	385,365	319,127	401,305
Purchases and allocated costs	605,240	758,870	492,985
	990,605	1,077,997	894,290
Ending inventory	357,490	385,365	319,127
	633,115	692,632	575,163

GROSS PROFIT	606,275	792,749	762,140
OPERATING EXPENSES
Advertising	10,970	37,149	51,935
Amortization	3,124	2,579	2,579
Bad debt	1,155
Commissions- sales	1,712	23,046	21,036
Dues & Subscriptions	1,122	4,191	4,180
Depreciation	32,699	31,630	32,599
Insurance	10,582	7,451	7,568
Materials & supplies	21,875	15,568	22,079
Office & administration	12,734	11,692	11,371
Printing	15,220	7,082	8,443
Professional services	69,785	66,210	56,215
Rent & utilities	32,027	30,709	32,932
Repair & maintenance	12,826	18,259	10,759
Salaries	503,156	467,118	408,840
Taxes	98,314	87,494	74,806
Telephone	9,976	10,377	11,463
Trade shows	14,384	14,374	19,755
Travel expenses	56,292	50,487	36,804
	907,953	885,416	813,364
Expenses allocated to cost of sales	(278,005)	(255,950)	(227,389)
	629,948	629,466	585,975

OPERATING INCOME (LOSS)	(23,673)	163,283	176,165

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF OPERATIONS
For the years ended December 31, 1999, 1998 and 1997

	1999	1998	1997

OTHER INCOME
Interest income	$ 60,482	$ 72,364	$ 63,347
Site support reimbursement net of allocated costs	28,750	4,921	6,799
Loss on disposition of assets	-	-	(184)
Recovery from marketable securities litigation	-	2,211	1,633
	89,232	79,496	71,595
INCOME BEFORE PROVISION FOR FEDERAL
INCOME TAXES	65,559	242,779	247,760

PROVISION FOR FEDERAL INCOME TAXES	13,258	79,852	81,559

NET INCOME	$ 52,301	$ 162,927	$ 166,201

BASIC EARNINGS PER SHARE	$ 0.01	$ 0.03	$ 0.03

DILUTED EARNINGS PER SHARE	$ 0.01	$ 0.03	$ 0.03

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For December 31,1996 through December 31, 1999
	Common Stock
	Shares	Amount	Amount Paid-In Capital	Retained Earnings	TOTAL
BALANCE AT
December 31, 1995	5,006,667	$ 5,007	$ 918,057	$ 954,116	$ 1,877,180
REPURCHASE OF
COMMON STOCK
May 17, 1996	(7,000)	(7)	(3,143)	-	(3,150)
June 26, 1996	(13,000)	(13)	(6,658)	-	(6,671)
July 8, 1996	(3,000)	(3)	(1,527)	-	(1,530)
September 3, 1996	(30,000)	(30)	(12,600)	-	(12,630)

NET INCOME
December 31, 1996	-	-	-	158,735	158,735
	4,953,667	4,954	894,129	1,112,851	2,011,934
CASH DISTRIBUTION
DECLARED
$0.01 per share	-	-	-	(49,537)	(49,537)

NET INCOME
December 31, 1997	-	-	-	166,201	166,201

	4,953,667	4,954	894,129	1,229,515	2,128,598
CASH DISTRIBUTION
DECLARED
$0.01 per share	-	-	-	(49,537)	(49,537)

NET INCOME
December 31, 1998	-	-	-	162,927	162,927
	4,953,667	4,954	894,129	1,342,905	2,241,988
CASH DISTRIBUTION
DECLARED
$0.01 per share	-	-	-	(49,537)	(49,537)

NET INCOME
December 31, 1999	-	-	-	52,301	52,301

BALANCE AT
December 31, 1999	4,953,667	$ 4,954	$ 894,129	$ 1,345,669	$ 2,244,752

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
STATEMENT OF CASH FLOWS
For the years ended December 31, 1999, 1998 and 1997
	1999	1998	1997
CASH FLOWS PROVIDED (USED) IN
OPERATING ACTIVITIES:
Net income	$ 52,301	$ 162,927	$ 166,201
Noncash expenses included in income:
Depreciation	32,699	31,630	32,599
Amortization	3,123	2,579	2,579
Deferred income taxes	1,303	(487)	411
Loss on disposition of assets	-	-	184
Decrease (increase) in current assets:
Accounts receivable, net	226,598	(112,407)	(230,668)
Inventory	27,875	(66,238)	82,178
Other current assets	(3,022)	(2,478)	28,481
Increase (decrease) in current liabilities:
Accounts payable, accrued expenses
and other current liabilities	(10,483)	20,212	21,644
Deferred income	(25,017)	25,017	-
Federal Income taxes payable	(14,510)	(10,283)	24,793
Net cash provided by operating activities	290,867	50,472	128,402

CASH FLOWS PROVIDED (USED) IN
INVESTING ACTIVITIES:
Deposit	26,250	(26,250)	-
Capitalized software	(3,725)	(4,043)	(790)
Additions to property & equipment	(65,508)	(11,021)	(24,497)
Net cash used in investing activities	(42,983)	(41,314)	(25,287)

CASH FLOWS PROVIDED (USED) IN
FINANCING ACTIVITIES:
Distributions paid	(49,537)	(49,537)	(49,537)
Net cash used in financing activities	(49,537)	(49,537)	(49,537)

NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	198,347	(40,379)	53,578

CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD	1,426,381	1,466,760	1,413,182

CASH AND CASH EQUIVALENTS AT
ENDING OF PERIOD	$ 1,624,728	$ 1,426,381	$ 1,466,760

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF CASH FLOWS
For the years ended December 31, 1999, 1998 and 1997

	1999	1998	1997

SUPPPLEMENTAL DISCLOSURES OF CASH
FLOWS INFORMATION:
Cash paid during the year for:
Interest	-	-	-
Income taxes	$ 30,510	$ 90,693	$ 30,000

Cash and cash equivalents:
Cash	$ 6,650	$ 6,642	$ 6,237
Money market	643,642	297,122	405,815
Certificate of deposit
(maturity = 3 months or less)	974,436	909,506	439,708
Commercial paper
(maturity = 3 months or less)		213,111	615,000
	$ 1,624,728	$ 1,426,381	$ 1,466,760

The accompanying notes are an integral part of this statement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

    ORGANIZATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Business Organization: The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves.

Accounting Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition: The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

Allowance for Uncollectible Accounts: The Company uses their reserve method for recording allowance for uncollectible accounts. The amount included in Allowance for Uncollectible Accounts consists of $1,284 as of December 31, 1999, and $1,284 as of December 31, 1998.

Inventory: Inventories are stated at lower of cost or market with cost determined using the FIFO (first in, first out) method. Inventories consisted of the following:

	1999	1998	1997

Parts	$ 256,334	$ 229,903	$ 218,263
Work in Progress	52,279	-	26,582
Finished goods	48,877	155,462	74,282
	$ 357,490	$ 385,365	$ 319,127

Property and Equipment: Property and equipment are carried at cost. Deprecation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and one-half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Patent Costs: Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

Research and Development: Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 1999, 1998, and 1997 were $171,658, $139,675, and $128,110 respectively.

Earnings (Loss) Per Common Share: Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The primary weighted average number of common shares outstanding was 5,539,749, 5,577,694, and 5,521,283 for the years ended December 31, 1999, 1998, and 1997 respectively.

	For the Year Ended 1999
	Income	Shares	Per- Share
	(Numerator)	(Denominator)	Amount
Basic EPS
Income available to common stockholders	$ 52,301	5,539,749	$ 0.01

Diluted EPS
Income available to common
stockholder + assumed conversion	$ 52,301	5,593,667	$ 0.01

Capitalized Software Costs: In August, 1985, the Statement of Financial Accounting Standards No. 86, was issued by the Financial Accounting Standards Board (FASB), directing that the costs of creating a computer software product to be sold, leased, or otherwise marketed, and which are incurred after the product's technological feasibility has been established, be capitalized. During 1986 the Company adopted this statement as permitted by the FASB No. 86 and, accordingly, capitalized all costs subsequent to 1985. Costs incurred prior to 1986 are not permitted to be capitalized by FASB No. 86 and the Company has not capitalized such costs. All costs capitalized under FASB No. 86 are required to be amortized over their estimated revenue-producing lives, not to exceed five years, beginning on the date the product is available for distribution to customers

 ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(continued)

Amortization of capitalized software costs charged to expenses for periods presented is as follows:
1986	$ 3,234
1987	4,865
1988	9,080
1989	10,501
1990	9,527
1991	7,358
1992	6,219
1993	1,719
1994	288
1995	1,728
1996	1,728
1997	2,470
1998	2,470
1999	3,014
$ 64,201

Cash and Cash Equivalents: Cash and cash equivalents consist of cash, certificates of deposit, time deposits, commercial paper and other money market instruments. The Company invests its excess cash in deposits with major banks, and commercial paper of investment grade companies and, therefore bears minimal risk. These securities have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

Advertising Costs: Costs incurred for producing and communicating advertising are expensed when incurred.

Other Comprehensive Income: The Company does not have other revenues, expenses, gains, and losses that require disclosure under SFAS No. 130 as other comprehensive income.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

2. FEDERAL INCOME TAXES

Effective as of January 1, 1992 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109 Accounting for Income taxes which establishes generally accepted accounting principles for the financial accounting measurement and disclosure principles for income taxes that are payable or refundable for the current year and for the future tax consequences of events that have been recognized in the financial statements of the Company and past and current tax returns. The change had no effect on prior years results.

The provision for Federal Income Taxes consisted of:

	1999	1998	1997
Currently payable	$ 11,955	$ 80,339	$ 81,148
Deferred	1,303	(487)	411
Provision for Federal Income taxes	$ 13,258	$ 79,852	$ 81,559

The components of the net deferred tax (assets) liability at December 31, were as follows:

	1999	1998	1997
Depreciation	$ 19,189	$ 18,324	$ 19,969
Accrued vacation payable	(4,900)	(5,338)	(5,744)
Allowance for uncollectable accounts receivable	(437)	(437)	(437)
Unused capital loss carry forward	(13,036)	(13,036)	(13,788)
	$ 816	$ (487)	$ -

The differences between the provision for income taxes and income taxes computed using the U.S. Federal Income tax rate were as follows:

	1999	1998	1997
Amount computed using the statutory rates	$ 11,955	$ 80,339	$ 81,148
Increase (reduction):
Deferred tax (asset) liability	1,303	(487)	411
Provision for Federal Income Taxes	$ 13,258	$ 79,852	$ 81,559

3. PUBLIC OFFERING OF COMMON STOCK

The Company sold 3,000,000 shares of its unissued common stock to the public on November 12, 1984. An offering price of $.30 per share was arbitrarily determined by the underwriter.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

4. COMPENSATED ABSENCES

FASB Statement No. 43 requires employers to accrue a liability for employees' compensation for certain future absences. Liabilities for vacation pay in the amounts of $14,410 and $15,700 have been accrued as of December 31, 1999 and 1998, respectively.

5. LEASES

          The Company has no obligation under capital lease arrangements.

The Company rents its facility under a three (3) year operating lease commencing on the 1st day of December 1999. The Company leases the facility from the Port of Kennewick, with the assistance of federal economic development funds (EDA), has constructed a building for the purpose of leasing space to new or expanding high tech. and electronic industries. The Company will pay as rental for 6,275 square feet of building space the sum of $28,784 per year, payable monthly in advance at the rate of $2,133.50 per month. A leasehold tax of $273.94 per month is due in addition to the $2,133.50 monthly rent. For the second and any following years of the renewed term, the parties agree that any rental amounts be increased by the Consumer Price Index - Pacific Cities and U.S. City Average-All Items Indexes using the U.S. City Average for the 12 month period preceding. The rental expenses for 1999, 1998, and 1997 were as follows: 1999 = $27,332; 1998 = $25,993; 1997 = $27,670.

The following is a schedule of estimated future minimum rental payments required under the above operating leases over the next five (5) succeeding fiscal years:

Year ending December 31	Amount
2000	$ 28,784
2001	29,830
2002	3,197
2003	-
2004	-

  FOREIGN SALES

The Company's revenues fall into three major customer categories, Domestic, Export, and U.S. Government sales. A percentage breakdown of E.S.T.'s major customer categories for the years of 1999 and 1998, are as follows:

	1999	1998
Domestic sales	87%	59%
Export sales	10%	14%
U.S. Government sales	3%	27%

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

6. FOREIGN SALES (continued)

The geographic distribution of foreign sales for 1999 and 1998 are as follows:

	1999	1998
	%	%
Brazil	24	5
Mexico	21	3
South Korea	10	23
Croatia	10	4
Indonesia	8	0
Canada	7	9
Taiwan	6	6
Ecuador	5	0
Thailand	4	0
Israel	3	5
Kuwait	2	0
Venezuela	0	2
Uruguay	0	5
Peru	0	3
New Zealand	0	3
Malaysia	0	2
Italy	0	2
Ireland	0	3
Germany	0	11
Columbia	0	5
Chile	0	9

7. PROFIT SHARING SALARY DEFERRAL 401-K PLAN

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of 21 are eligible. The Company is not making contributions under the current plan agreement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. STOCK OPTIONS

On February 9, 1996 stock options to purchase shares of the Company's commons stock were granted to individual employees and directors with no less that three years continuous tenure. The options have an exercise price of $.42 per share. Options may be exercised any time during the period from February 9, 1996 though February 9, 1999. Following is a summary of transactions:

Shares under Option
Outstanding, beginning of year	200,000
Granted during year	-
Canceled during year	(200,000)
Exercised during year	-
Outstanding, end of year	-

On February 7, 1997 stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuos tenure. The options have an exercise price of $.28 per share. Options may be exercised any time during the period from February 7, 1997 through February 7, 2000. Following is a summary of transactions:

Shares under Option
Outstanding, beginning of year	215,000
Granted during year	-
Canceled during year	(5,000)
Exercised during year	-
Outstanding, end of year	210,000

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. STOCK OPTIONS (continued)

On February 6, 1998 stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less that three years continuous tenure. The options have an exercise price of $0.41 per share. Options may be exercised any time during the period from February 6, 1998 through February 5, 2001. Following is a summary of transactions:

Shares under Option
Outstanding, beginning of year	215,000
Granted during year	-
Canceled during year	(5,000)
Exercised during year	-
Outstanding, end of year	210,000

On February 12, 1999, stock options to purchase shares of the Company's common stock were granted to individual employees and directors which no less than three years continuous tenure. The options have an exercise price of $0.44 per share. Options may be exercised any time during the period from February 12, 1999 through February 11, 2002. Following is a summary of transactions:

Shares under Option
Outstanding, beginning of year	225,000
Granted during year	-
Canceled during year	(5,000)
Exercised during year	-
Outstanding, end of year	220,000

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. STOCK OPTIONS (continued)

	1999	1998	1997
Option price range at end of year	$ .28 to $.44	$ .28 to $.41	$ .28 to $.42
Option range for exercised shares	None exercised	None exercised	None exercised
Weighted average fair value of
options granted during the year	$0.44	$0.41	$0.28

The following table summarizes information about fixed-price stock options outstanding at December 31, 1999:

Range of exercise	Number exerciseable	Weighted average	Weighted average
prices	and outstanding	remaining contractual	exercise

$ 0.28	210,000	2 years	$ 0.28
$ 0.41	210,000	3 years	$ 0.41
$ 0.44	210,000	3 years	$ 0.44

After termination of employment, stock options may be exercised within 90 days. During the 12 month ended December 31, 1999; 215,000 shares under option expired and no shares under option were exercised. At December 31, 1999 there are 640,000 shares reserved for future exercises.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock- Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

	1999	1998	1997
Net earnings - as reported	$ 52,301	$ 162,927	$ 166,201
Net earnings - pro forma	7,401	129,711	141,925
Earnings per share - as reported	0.01	0.03	0.03
Earnings per share - pro forma	0.01	0.03	0.03

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999; dividend yield equaled 0; expected volatility of 56.24% risk-free interest rate of 5%; and expected lives of 3 years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

9. EMPLOYEE PROFIT SHARING BONUS PROGRAM (NON-QUALIFIED)

On December 11, 1992 the Board of Directors revised the Employee Profit Sharing bonus Program as follows. The Company makes contributions to the Program in accordance with the following formula: After the Company's "net profit before tax" reaches $100,000; the Company sets aside $10,000 for the Program. Thereafter, the Company adds 8% of the "net profit before tax" to the Program.

NET PROFIT	COMPENSATION TO FUND

$ 100,000	$10,000 + 8% OF AMOUNT OVER
$100,000 NET PROFIT

10. CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. As of December 31, 1999; the Company had cash and cash equivalents with Bank of America with a combined balance of $1,070,660 which is $970,660 in excess of the FDIC insured amount. At December 31, 1999 the Company had cash deposits with Pioneer Bank with a balance of $124,168, which is $24,168 in excess of the FDIC insured amount. At December 31, 1999 the Company had cash deposits with First Savings Bank of Washington with a balance of $121,808, which is $21,808 in excess of the FDIC insured amount. Additionally, at December 31, 1999 the Company had cash deposits with Community First Bank with a balance of $150,000, which is $50,000 in excess of the FDIC insured amount. At December 31, 1999 the Company had cash deposits with Piper Jaffray with a balance of $132,703 which is not FDIC insured.

Concentrations of credit risk with respect of trade accounts receivable are generally diversified due to the geographic dispersion of the Company's customer base.

11. RELATED PARTY TRANSACTONS

For the years ended December 31, 1999, 1998, and 1997; services in the amount of $51,563, $106,166 and $82,490 respectively were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc.

The Company purchases certain key components necessary for the production of its products from a sole supplier. The components provided by the suppliers could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, a material interruption of production and/or material cost expenditures could take place.

 ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

12. MARKETABLE SECURITIES

The Company was included in the class action suit settlement against the manager of the Company's marketable securities investments, Piper Jaffray. The Company received settlement payments of $11,288 during 1996 and $1,633 during 1997, and $2,211 during 1998.

13. STOCK REPURCHASE PLAN

On March 26, 1996 the Company's Board of Directors authorized the establishment of a plan for the repurchase of the Company's common stock. Pursuant to the Plan, the Company could repurchase shares of its common stock in open market transactions through broker and dealers, up to the amount allocated by the Plan of $100,000. Repurchase transactions could continue through June 30, 1996. On June 6, 1996, the Company's Board of Directors authorized the establishment of a plan for the repurchase of the Company's common stock with terms and conditions identical to the Plan expiring June 30, 1996. The plan approved June 6, 1996 would be in effect from July 1, 1996 through September 30, 1996. At the conclusion of the established repurchase Plan on September 30, 1996, $23,981 of the funds allocated by the Plan had been expended by the Company to repurchase a total of 53,000 shares. The transactions for shares repurchased under the Plan were completed by September 30, 1996. The subject shares were canceled from the Company's outstanding shares and were therefore removed from the Company's outstanding common shares.

14. NOTE - CASH DISTRIBUTION

On June 11, 1999 the Company declared a one- time, non- cumulative, cash distribution to shareholders of record as of June 25, 1999 of $0.01 per share of common stock, with payable date of July 9, 1999. The payment of the cash distribution was completed by July 9, 1999 for a total dollar value of $49,537.

 ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SELECTED FINANCIAL DATA
For the five years ended December 31,

	1999	1998	1997	1996	1995

Sales	$ 1,239,390	$ 1,485,381	$1,337,303	$ 1,190,304	$ 1,535,071

Gross Profit	606,275	792,749	762,140	699,453	932,485

Income (Loss) before
provision for income taxes	65,559	242,779	247,760	234,456	404,137

Provision for income taxes	13,258	79,852	81,559	75,721	136,428

Net income	52,301	162,927	166,201	158,735	267,709

Net income per share	0.01	0.03	0.03	0.03	0.05

Weighted average number
of shares outstanding	5,539,749	5,577,694	5,521,283	5,478,558	5,433,174

Total assets	2,307,715	2,354,145	2,205,811	2,042,709	2,010,772

Long-term debt and capital
lease obligations	-	-	-	-	-

Stockholders' equity	2,244,752	2,241,988	2,128,598	2,011,934	1,877,180

Stockholders' equity per share	0.45	0.45	0.43	0.41	0.37

Working capital	2,090,155	2,119,569	1,988,266	1,861,527	1,723,823

Current ratio	34.2:1	25.3:1	26.7:1	61.5:1	13.9:1

Equity to total assets	97%	95%	96%	98%	93%

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Electronic Systems Technology, Inc.

Kennewick, Washington

We hereby consent to the use of our opinion, dated February 7, 2000 on the financial statements of ELECTRONIC SYSTEMS TECHNOLOGY, INC. for the years ended December 31, 1999 and 1998 in the Form 10-KSB.

ROBERT MOE & ASSOCIATES, P.S.

Spokane, Washington

February 28, 2000

CORPORATE DIRECTORY
DIRECTORS	INDEPENDENT AUDITORS

Tommy L. Kirchner	Robert Moe and Associates, P.S.
President	305 IBM Building
Chief Executive Officer	West 201 North River Drive
Electronic Systems Technology Inc.	Spokane, Washington 99201

Robert Southworth	TRANSFER AGENT
Patent Attorney
U.S. Department of Energy	American Securities Transfer & Trust, Inc.
Transfer Operations Office
Melvin H. Brown	12039 West Alameda Parkway, Suite Z-2
President	Lakewood Colorado 80228
Chief Executive Officer	(303) 986-5400
Manufacturing Services, Inc.	for more information visit www.asttrust.com

Arthur Leighton

The Transfer Agent should be contacted for questions regarding changes in address, name, or ownership, lost certificates, and consolidation of account. When corresponding with the Transfer Agent, shareholders should state the exact name(s) in which the stock is registered and certificate number of the certificate(s).

Retired President
Chief Executive Officer	FORM 10-K
Kraft Systems Inc.
A copy of the Company's Form 10-KSB, as filed with the Securities and Exchange Commission, is available upon request.
John H. Rector
Retired President	CORPORATE AND INVESTOR INFORMATION
Chief Executive Officer	Please direct inquiries to: Investor Relations Department Electronic Systems Technology, Inc. 415 N. Quay Street Kennewick, Washington 99336
Western Sintering Company Inc.
ANNUAL MEETING
John L. Schooley
President

The annual meeting of stockholders of Electronic Systems Technology, Inc. will be held at 3:00 p.m. on June 2, 2000, at:

Cavanaugh's Motor Inn

1101 N. Columbia Center Blvd.

Kennewick, Washington 99336

All stockholders are encouraged to attend.

Chief Executive Officer
President of Remtron, Inc.

EXECUTIVE OFFICERS

T. L. Kirchner
President
Chief Executive Officer

Robert Southworth
Secretary

CORPORATE HEADQUARTERS

Electronic Systems Technology, Inc.
415 N. Quay Street
Kennewick, Washington 99336
(509) 735-9092
(509) 783-5475 (Facsimile)